Exhibit 99.1

Garrett Motion Reports Strong Second Quarter 2026 Results, Increases 2026 Outlook
Second Quarter 2026 Financial Highlights
•Net sales totaled $976 million, up 5% on a constant currency* basis vs prior year, driven by share of demand gains in passenger vehicles and strong performance in commercial vehicle and industrial
•Net income totaled $101 million; net income margin of 10.3%
•Adjusted EBIT* totaled $152 million; adjusted EBIT margin* of 15.6%
•Net cash provided by operating activities totaled $145 million
•Adjusted free cash flow* totaled $122 million
•Increased 2026 full-year outlook

Second Quarter 2026 Business Highlights
•Secured multiple turbo wins, including a large light vehicle program in North America and several on- and off-highway commercial vehicle applications in China and India
•Won a major award for Garrett MEG used in gensets for data centers, along with several additional genset awards in different regions
•Kicked off pre-development of a commercial vehicle e- powertrain with a Japanese truck maker
•Secured a production award for industrial air compression, using Garrett’s centrifugal compressor technology

PLYMOUTH, Mich. and ROLLE, Switzerland, July 29, 2026 – Garrett Motion Inc. (Nasdaq: GTX) ("Garrett" or the "Company"), a leading automotive and industrial technology provider, today announced its financial results for the three months ended June 30, 2026. Additionally, the Company's Board of Directors declared a cash dividend of $0.08 per share of common stock, payable on September 15, 2026, to shareholders of record as of September 1, 2026.

“Garrett delivered a strong second quarter, highlighting the power of our differentiated technology portfolio and continued share-of-demand gains,” said Olivier Rabiller, President and CEO of Garrett. “Net sales were $976 million, up 5% at constant currency, and adjusted EBIT margin expanded 200 basis points to 15.6%, driven by disciplined execution across the business.

"We also secured multiple turbo wins in industrial for power generation, as well as in passenger and commercial vehicle, while advancing our e-compressor and e-powertrain offerings. Combined with strong profitability and cash generation, these results reinforce our confidence in Garrett’s long-term growth trajectory.”

$ millions (unless otherwise noted)	Q2 2026	Q2 2025	YTD 2026	YTD 2025
Net sales	976	913	1,961	1,791
Cost of goods sold	764	732	1,553	1,431
Gross profit	212	181	408	360
Gross profit %	21.7%	19.8%	20.8%	20.1%
Selling, general and administrative expenses	63	59	121	118
Income before taxes	126	102	244	187
Net income	101	87	196	149
Net income margin	10.3%	9.5%	10.0%	8.3%
Adjusted EBIT*	152	124	303	255
Adjusted EBIT margin*	15.6%	13.6%	15.5%	14.2%
Adjusted EBITDA*	183	154	366	313
Adjusted EBITDA margin*	18.8%	16.9%	18.7%	17.5%
Net cash provided by operating activities	145	158	243	214
Adjusted free cash flow*	122	121	171	157
* See reconciliations to the nearest GAAP measures below.

Results of Operations

Net sales for the second quarter of 2026 were $976 million, representing an increase of 7% (including a favorable impact of $15 million or 2% due to foreign currency translation) compared with $913 million in the second quarter of 2025. This increase was driven by higher growth across all verticals. Gasoline growth was driven by new application launches and program ramp-ups in Europe, India and South America. Diesel growth was due to strong demand for light commercial vehicles and pickup trucks in Europe, Asia and South America and program ramp-ups in India. Commercial vehicle and industrial growth was driven by strong on-highway demand in China following program launches and North America Genset for data centers. Aftermarket volumes increased in Europe, China and Australia resulting in a favorable product mix.

Cost of goods sold for the second quarter of 2026 increased to $764 million from $732 million in the second quarter of 2025, primarily driven by $35 million from higher sales volumes, $18 million of unfavorable product mix, $15 million from foreign currency impacts and $8 million from commodity, transportation and energy inflation. These increases were partially offset by $24 million productivity net of labor inflation and repositioning costs, $16 million of lower import tariffs and $4 million of lower RD&E costs.

Gross profit totaled $212 million for the second quarter of 2026 as compared to $181 million in the second quarter of 2025, with a gross profit percentage for the second quarter of 2026 of 21.7% as compared to 19.8% in the second quarter of 2025. This increase in gross profit was driven by $16 million from higher sales volumes, $8 million productivity net of labor inflation and repositioning costs, $8 million of price net of inflation pass-through, $4 million of lower RD&E costs and $3 million of favorable product mix. These increases were partially offset by $8 million of commodity, transportation and energy inflation.

Selling, general and administrative (“SG&A”) expenses for the second quarter of 2026 increased to $63 million from $59 million in the second quarter of 2025. This increase was driven by $3 million of higher personnel costs and $2 million of unfavorable foreign currency impact, partially offset by $1 million of lower bad debt expense.

Other expense in the second quarter of 2026 was consistent with the the second quarter of 2025.

Interest expense in the second quarter of 2026 was $24 million as compared to $25 million in the second quarter of 2025. This decrease was primarily due to $3 million in lower interest expense due to a different notional amount of debt outstanding during the period. In addition, we recorded offsetting net gains of $2 million on our interest derivatives in the current year, in comparison to net gains of $4 million in the prior year.

Non-operating income for the second quarter of 2026 was $2 million as compared to $6 million in the second quarter of 2025, with the decrease driven by a decrease in foreign exchange transactional gains.

Tax expense for the second quarter of 2026 was $25 million as compared to $15 million in the second quarter of 2025, primarily because of a decrease in U.S. taxes on international operations during 2026, the global mix of earnings from year-to-year, a one-time benefit related to the revaluation of deferred tax assets in China during 2025, and deductions related to employee share-based compensation during 2026.

Net income for the second quarter of 2026 was $101 million as compared to $87 million in the second quarter of 2025 primarily driven by $31 million of increased gross profit and $1 million of lower interest expense, partially offset by $10 million of higher tax expense, $4 million of lower non-operating income and $4 million of higher SG&A expense.

Net cash provided by operating activities totaled $145 million in the second quarter of 2026 as compared to $158 million in the second quarter of 2025, representing a decrease of $13 million. The decrease was primarily driven by $84 million of unfavorable impacts from working capital changes, partially offset by $60 million of favorable impacts from changes in other assets and liabilities and $11 million of higher net income net of non-cash charges.

Non-GAAP Financial Measures

Adjusted EBIT increased to $152 million in the second quarter of 2026 as compared to $124 million in the second quarter of 2025. The increase of $28 million was driven by $16 million from higher sales volumes, $10 million of higher productivity, $8 million of pricing net of inflation pass-through, $4 million of lower RD&E costs and $3 million of favorable product mix impact. This increase was partially offset by $8 million of commodity, transportation and energy inflation and $5 million unfavorable foreign currency impact.

Adjusted free cash flow was $122 million in the second quarter of 2026 as compared to $121 million in the second quarter of 2025. The increase was driven by $30 million from other assets and liabilities, $28 million from higher Adjusted EBIT, $4 million from lower cash taxes and $1 million from higher depreciation, and were partially offset by $60 million of unfavorable impact from working capital (net of factoring) and $2 million of higher capital expenditures.

Liquidity and Capital Resources

As of June 30, 2026, Garrett had $788 million in available liquidity, including $158 million in unrestricted cash and cash equivalents and $630 million of undrawn commitments under its revolving credit facility. As of December 31, 2025, Garrett had $807 million in available liquidity, including $177 million in unrestricted cash and cash equivalents and $630 million of undrawn commitments under its revolving credit facility.

As of June 30, 2026, total principal amount of debt outstanding was $1,386 million, compared to $1,439 million as of December 31, 2025.

During the second quarter of 2026, we repurchased $28 million of our common stock under our authorized share repurchase program and we had remaining repurchase capacity of $135 million as of June 30, 2026.

Full Year 2026 Outlook
Garrett is providing the following outlook for the full year 2026 for certain GAAP and Non-GAAP financial measures.

	Full Year 2026 Outlook	Prior Outlook
Net sales (GAAP)	$3.7 billion to $3.9 billion	$3.6 billion to $3.9 billion
Net sales growth at constant currency (Non-GAAP)*	+1% to +7%	-2% to +6%
Net income (GAAP)	$330 million to $360 million	$300 million to $360 million
Adjusted EBIT (Non-GAAP)*	$560 million to $600 million	$520 million to $600 million
Net cash provided by operating activities (GAAP)	$435 million to $525 million	$407 million to $522 million
Adjusted free cash flow (Non-GAAP)*	$385 million to $475 million	$355 million to $475 million
* See reconciliations to the nearest GAAP measures below.
Garrett’s full year 2026 outlook, as of July 29, 2026, includes the following expectations:

•2026 light vehicle industry production down 2% to 4% from 2025;
•2026 commercial vehicle industry, including both on- and off-highway, up 1% to 2% from 2025;
•2026 average light vehicle battery electric vehicle penetration of ~19%;
•2026 Euro/dollar exchange rate of 1.16 USD (down from 1.17 in prior outlook)
•RD&E investment at ~4.1% of sales;
•Capital expenditures at ~2.4% of sales

Conference Call

Garrett will hold a conference call at 8:30 am EDT / 2:30 pm CET on Thursday, July 29, 2026, to discuss its results. To participate on the conference call, please dial +1-877-883-0383 (US) or +1-412-902-6506 (international) and use the passcode 7065303.

The conference call will also be broadcast over the internet and include a slide presentation. To access the webcast and supporting material, please visit the investor relations section of the Garrett Motion website at http://investors.garrettmotion.com. A replay of the conference call will be available by dialing +1-855-669-9658 (US) or +1-412-317-0088 (international) using the access code 2467399. The webcast will also be archived on Garrett’s website.
Forward-Looking Statements
This communication and related comments by management may include “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact and can be identified by words such as “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar expressions. Forward-looking statements represent our current judgment about possible future activities, events, or developments that we intend, expect, project, believe, or anticipate will or may occur in the future. In making these statement, we rely upon assumptions and analysis based on our experience and perception of historical trends, current conditions, and expected future developments, as well as other factors we consider appropriate under the circumstances. We believe these judgments are reasonable, but these statements are not guarantees of any future performance, events, or results, and actual performance, events, or results may differ materially from those envisaged by our forward-looking statements due to a variety of important factors, many of which are described in our most recent Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission, including risks related to the automotive industry, the competitive landscape and our ability to compete, and macroeconomic and geopolitical conditions, among others. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made, and we undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other factors that affect the subject of these statement, except where we are expressly required to do so by law.

Non-GAAP Financial Measures
This communication includes the following non-GAAP financial measures, which are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”): Constant currency sales growth, Adjusted EBIT, Adjusted EBITDA, Adjusted EBIT margin, Adjusted EBITDA margin and Adjusted free cash flow. We believe these measures are useful to investors and management in understanding our ongoing operations and analysis of ongoing operating trends and are important indicators of operating performance because they exclude the effects of certain non-operating items, therefore making them more closely reflect our operational performance. Our calculation of these non-GAAP measures, including a reconciliation of such measures to the most closely related GAAP measure, are set forth in the Appendix to this presentation. These non-GAAP measures may not be comparable to similarly titled measures of other companies due to potential differences between companies in the method of calculation. As a result, the use of these non-GAAP measures has limitations and should not be considered superior to, in isolation from, or as a substitute for, related GAAP measures. For additional information regarding our non-GAAP financial measures, see our most recent Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission.
About Garrett Motion Inc.
A differentiated technology leader, Garrett Motion has a 70-year history of innovation in the automotive sector (cars, trucks) and beyond (off-highway equipment, marine, power generators). Its well-recognized expertise in turbocharging has enabled significant reductions in engine size, fuel consumption, and CO2 emissions. Garrett is committed to advancing turbo applications while leveraging its unique technology solutions, such as fuel cell compressors for hydrogen fuel cell vehicles, as well as electric propulsion and thermal management systems for automotive and industrial applications. Garrett has six R&D centers, 13 manufacturing facilities and a team of more than 8,700 employees in more than 20 countries. For more information, please visit www.garrettmotion.com.

Contacts:
INVESTOR RELATIONS
Cyril Grandjean
+1.734.392.5504
investorrelations@garrettmotion.com

CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
	(Dollars in millions, except per share amounts)
Net sales	$976	$913	$1,961	$1,791
Cost of goods sold	764	732	1,553	1,431
Gross profit	212	181	408	360
Selling, general and administrative expenses	63	59	121	118
Other expense, net	1	1	2	8
Interest expense	24	25	51	54
Non-operating income, net	(2)	(6)	(10)	(7)
Income before taxes	126	102	244	187
Tax expense	25	15	48	38
Net income	$101	$87	$196	$149

Earnings per common share
Basic	$0.54	$0.43	$1.04	$0.73
Diluted	0.53	0.42	1.02	0.72

Weighted average common shares outstanding
Basic	187,252,451	202,672,945	188,244,787	203,886,530
Diluted	190,594,777	205,255,033	191,970,322	206,433,975

CONSOLIDATED INTERIM STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(Dollars in millions)
Net income	$101	$87	$196	$149
Foreign exchange translation adjustment	43	(59)	38	(88)
Changes in fair value of effective cash flow hedges, net of tax	(1)	17	13	19
Changes in fair value of net investment hedges, net of tax	2	(128)	33	(163)
Total other comprehensive income (loss), net of tax	44	(170)	84	(232)
Comprehensive income (loss)	$145	$(83)	$280	$(83)

CONSOLIDATED INTERIM BALANCE SHEETS

	June 30, 2026	December 31, 2025
	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$158	$177
Restricted cash	2	2
Accounts, notes and other receivables – net	836	703
Inventories – net	350	339
Other current assets	124	98
Total current assets	1,470	1,319
Investments and long-term receivables	10	11
Property, plant and equipment – net	426	462
Goodwill	193	193
Deferred income taxes	207	210
Other assets	167	172
Total assets	$2,473	$2,367
LIABILITIES
Current liabilities:
Accounts payable	$1,135	$1,061
Current maturities of long-term debt	7	7
Accrued liabilities	325	295
Total current liabilities	1,467	1,363
Long-term debt	1,360	1,411
Deferred income taxes	35	32
Other liabilities	286	363
Total liabilities	$3,148	$3,169
COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT)
Common Stock, par value $0.001; 1,000,000,000 and 1,000,000,000 shares authorized, 245,457,621 and 242,549,685 issued and 186,800,685 and 190,556,297 outstanding as of June 30, 2026 and December 31, 2025, respectively	—	—
Additional paid – in capital	1,254	1,240
Retained deficit	(1,220)	(1,384)
Accumulated other comprehensive (loss) income	(54)	(138)
Treasury Stock, at cost; 58,666,936 and 51,993,388 shares as of June 30, 2026 and December 31, 2025, respectively	(655)	(520)
Total deficit	(675)	(802)
Total liabilities and deficit	$2,473	$2,367

CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS	Six Months Ended June 30,
	2026	2025
	(Dollars in millions)
Cash flows from operating activities:
Net income	$196	$149
Adjustments to reconcile net income to net cash provided by operating activities
Deferred income taxes	10	(3)
Depreciation	49	45
Amortization of deferred issuance costs	3	3
Foreign exchange loss (gain)	17	(65)
Stock compensation expense	14	13
Pension expense	—	1
Unrealized (gain) loss on derivatives	(37)	81
Other	8	4
Changes in assets and liabilities:
Accounts, notes and other receivables	(137)	8
Inventories	(23)	20
Other assets	5	(7)
Accounts payable	109	(13)
Accrued liabilities	12	(44)
Other liabilities	17	22
Net cash provided by operating activities	$243	$214
Cash flows from investing activities:
Expenditures for property, plant and equipment	(46)	(41)
Proceeds from cross-currency swap contracts	8	15
Net cash used for investing activities	$(38)	$(26)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of deferred financing costs	56	68
Payments of long-term debt	(110)	(73)
Repurchases of Common Stock	(115)	(52)
Excise tax on Common Stock repurchase	(1)	(3)
Dividend payments	(31)	(25)
Withholdings on shares issued under stock plan	(20)	—
Payments for debt and revolving facility financing costs	—	(2)
Other	(1)	(2)
Net cash used for financing activities	$(222)	$(89)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(2)	8
Net (decrease) increase in cash, cash equivalents and restricted cash	(19)	107
Cash, cash equivalents and restricted cash at beginning of the period	179	126
Cash, cash equivalents and restricted cash at end of the period	$160	$233
Supplemental cash flow disclosure:
Income taxes paid (net of refunds)	34	37
Interest paid	50	46
Supplemental disclosure of non-cash investing activities:
Expenditures for property, plant and equipment in accounts payable	38	24

Reconciliation of Net Income to Adjusted EBIT(1) and Adjusted EBITDA(1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(Dollars in millions)
Net income	$101	$87	$196	$149
Interest expense, net of interest income (2)	25	23	51	52
Tax expense	25	15	48	38
EBIT	151	125	295	239
Repositioning costs	1	(2)	13	5
Foreign exchange gain on debt, net of related hedging loss	—	(1)	—	—
Factoring and notes receivables discount fees	1	1	2	2
Other non-operating income (3)	(2)	(2)	(8)	(3)
Debt refinancing and redemption costs (4)	1	—	1	6
Acquisition and divestiture expenses	—	3	—	6
Adjusted EBIT	152	124	303	255
Depreciation	24	23	49	45
Stock compensation expense (5)	7	7	14	13
Adjusted EBITDA	$183	$154	$366	$313

Net sales	$976	$913	$1,961	$1,791

Net income margin	10.3%	9.5%	10.0%	8.3%
Adjusted EBIT margin (6)	15.6%	13.6%	15.5%	14.2%
Adjusted EBITDA margin (7)	18.8%	16.9%	18.7%	17.5%

(1)We evaluate performance on the basis of Adjusted EBIT and Adjusted EBITDA. We define “EBIT” as our net income calculated in accordance with U.S. GAAP, plus the sum of (i) interest expense net of interest income and (ii) tax expense. We define Adjusted EBIT as EBIT, plus the sum of (i) repositioning costs, (ii) foreign exchange (gain) loss on debt net of related hedging gain/loss, (iii) discounting costs on factoring, (iv) gain on sale of equity investment, (v) acquisition and divestiture expenses, (vi) other non-operating income, and (vii) debt refinancing and redemption costs, if any. We define Adjusted EBITDA as EBIT, plus the sum of (i) repositioning costs, (ii) foreign exchange (gain) loss on debt net of related hedging gain/loss, (iii) discounting costs on factoring, (iv) gain on sale of equity investment, (v) acquisition and divestiture expenses, (vi) other non-operating income, and (vii) debt refinancing and redemption costs, if any, plus (viii) depreciation and (ix) stock compensation expense. We believe that Adjusted EBIT and Adjusted EBITDA are important indicators of operating performance and provide useful information for investors because:
•Adjusted EBIT and Adjusted EBITDA exclude the effects of income taxes, as well as the effects of financing activities by eliminating the effects of interest;
•certain adjustment items, while periodically affecting our results, may vary significantly from period to period and have disproportionate effect in a given period, which affects the comparability of our results; and
•Adjusted EBITDA also excludes the effects of investing activities by eliminating the effects of depreciation.
In addition, our management may use Adjusted EBIT and Adjusted EBITDA in setting performance incentive targets to align performance measurement with operational performance.
(2)    Reflects interest income of $0 million and $2 million for the three months ended June 30, 2026 and 2025, respectively, and $0 million and $2 million for the six months ended June 30, 2026 and 2025, respectively.
(3)     Reflects the non-service component of net periodic pension income and, for the six months ended June 30, 2026, also includes $5 million related to the resolution of certain environmental liabilities not directly related to the Company's operations.
(4) Reflects third-party costs directly attributable to the refinancing of our credit facilities and any amendments thereto.
(5)    Stock compensation expense includes only non-cash expenses.
(6)    Adjusted EBIT margin represents Adjusted EBIT as a percentage of net sales.
(7)    Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

Reconciliation of Constant Currency Sales % Change(1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Garrett
Reported sales % change	7%	3%	9%	(1)%
Less: Foreign currency translation	2%	3%	4%	0%
Constant currency sales % change	5%	0%	5%	(1)%

Gasoline
Reported sales % change	5%	6%	7%	5%
Less: Foreign currency translation	2%	2%	4%	0%
Constant currency sales % change	3%	4%	3%	5%

Diesel
Reported sales % change	8%	(1)%	10%	(8)%
Less: Foreign currency translation	2%	4%	6%	0%
Constant currency sales % change	6%	(5)%	4%	(8)%

Commercial vehicle / Industrial
Reported sales % change	10%	6%	14%	1%
Less: Foreign currency translation	0%	2%	2%	0%
Constant currency sales % change	10%	4%	12%	1%

Aftermarket
Reported sales % change	8%	(8)%	11%	(10)%
Less: Foreign currency translation	1%	2%	3%	0%
Constant currency sales % change	7%	(10)%	8%	(10)%

Other Sales
Reported sales % change	6%	31%	6%	19%
Less: Foreign currency translation	0%	5%	3%	1%
Constant currency sales % change	6%	26%	3%	18%
(1)    We define constant currency sales growth as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Reconciliation of Cash Flow from Operations to Adjusted Free Cash Flow(1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(Dollars in millions)
Net cash provided by operating activities	$145	$158	$243	$214
Expenditures for property, plant and equipment	(17)	(15)	(46)	(41)
Net cash provided by operating activities less expenditures for property, plant and equipment	128	143	197	173
Acquisition and divestiture expenses	—	4	—	5
Cash payments for repositioning	4	3	12	6
Proceeds from cross currency swap contracts	5	11	8	15
Cash payments for debt refinancing costs	1	—	1	6
Factoring and P-notes	(16)	(40)	(47)	(48)
Adjusted free cash flow (1)	$122	$121	$171	$157
(1)    Adjusted free cash flow reflects an additional way of viewing liquidity that management believes is useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines adjusted free cash flow as cash flow provided from operating activities less capital expenditures and additionally adjusted for other discretionary items including cash flow impacts for capital structure transformation expenses, acquisition and divestiture expenses, debt refinancing costs, and factoring and guaranteed bank notes activity.

Full Year 2026 Outlook Reconciliation of Reported Net Sales to Net Sales Growth at Constant Currency

	2026 Full Year
	Low End	High End
Reported net sales (% change)	3%	9%
Foreign currency translation	2%	2%
Full year 2026 Outlook Net sales growth at constant currency	1%	7%

Full Year 2026 Outlook Reconciliation of Net Income to Adjusted EBIT and Adjusted EBITDA

	2026 Full Year
	Low End	High End
	(Dollars in millions)
Net income	$330	$360
Interest expense, net of interest income *	99	99
Tax expense	111	121
Other non-operating income	(8)	(8)
Factoring and notes receivables discount fees	2	2
Debt refinancing and redemption costs	1	1
Repositioning costs	25	25
Full Year 2026 Outlook Adjusted EBIT	$560	$600
Depreciation	100	100
Stock compensation expense	28	28
Full Year 2026 Outlook Adjusted EBITDA	$688	$728
*    Excludes the effects of marked-to-market fluctuations from our interest rate swap contracts

Full Year 2026 Outlook Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow

	2026 Full Year
	Low End	High End
	(Dollars in millions)
Net cash provided by operating activities	$435	$525
Expenditures for property, plant and equipment	(90)	(90)
Net cash provided by operating activities less expenditures for property, plant and equipment	345	435
Cash payments for repositioning	25	25
Proceeds from cross currency swap contracts	14	14
Cash payments for debt refinancing costs	1	1
Full Year 2026 Outlook Adjusted free cash flow	$385	$475